Exhibit 99.E

RECENT DEVELOPMENTS

The information contained in this section supplements the information about Chile corresponding to the headings below that is contained in Exhibit 99.D to the Annual Report. To the extent the information in this section differs from the information contained in the Annual Report, you should rely on the information in this section. Capitalized terms not defined in this section have the meanings ascribed to them in the Annual Report.

THE ECONOMY

Economic Performance Indicators

The following table sets forth certain macroeconomic performance indicators for the period indicated:

	Current Account (millions of US$)(1)	Real GDP Growth (in %)(2)	Domestic Demand Growth (in %)(2)
Nine months ended September 30, 2020	2,400	(7.9)	(11.2)

(1)	Current account data for the period indicated.
(2)	Compared to the same period in 2019.

Source: Chilean Central Bank.

Gross Domestic Product

For the nine months ended September 30, 2020, real GDP contracted by 7.9% compared to the same period in 2019, with the sharpest contraction experienced during the second quarter of 2020 (14.5%). This contraction was mainly due to the impact of COVID-19 on international trade, which affected demand for Chile’s exports, as well as the impact of the measures implemented to prevent the spread of COVID-19 in the manufacturing and service sectors. During nine months ended September 30, 2020, aggregate domestic demand decreased by 11.2%, gross fixed capital formation decreased by 13.2%, total consumption decreased by 10.3% and exports decreased by 1.2%, while imports decreased by 15.1%, in each case in real terms when compared to the same period in 2019.

The following tables present GDP and expenditures measured at current prices and in chained volume at previous period prices, each for the periods indicated:

Nominal GDP and Expenditures

(at current prices for period indicated, in billions of Chilean pesos)

	Nine months ended September 30,
	2019	2020
Nominal GDP	146,881	145,378
Aggregate domestic demand	147,668	138,025
Gross fixed capital formation	31,221	28,891
Change in inventories	2,316	822
Total consumption	114,130	108,313
Private consumption	93,168	85,491
Government consumption	20,962	22,822
Total exports	40,965	46,166

Total imports	41,752	38,813

Net exports	(787)	7,353

Source: Chilean Central Bank.

Real GDP and Expenditures

(chained volume at previous period prices, in billions of Chilean pesos)

	Nine months ended September 30,
	2019	2020
Real GDP	115,523	106,448
Aggregate domestic demand	117,205	103,400
Gross fixed capital formation	24,026	20,846
Change in inventories	1,856	640
Total consumption	91,323	81,914
Private consumption	75,354	66,954
Government consumption	15,971	14,914
Total exports	33,078	32,670

Total imports	34,999	29,718

Net exports	(1,921)	2,952

Source: Chilean Central Bank.

Composition of Demand

For the nine months ended September 30, 2020, consumption, as a percentage of GDP and measured at current prices, decreased to 74.5% of GDP compared to 77.7% of GDP in the same period in 2019, mainly due to the impact of measures implemented to prevent the spread of COVID-19 pandemic and its effects. See “Recent Developments—Republic of Chile—Social Developments—The Outbreak of COVID-19” in the Annual Report and “Recent Developments—Republic of Chile—Social Developments—The Outbreak of COVID-19” in amendment No. 4 to the Annual Report. Gross fixed capital formation decreased to 19.9% of GDP in the nine months ended September 30, 2020 compared to 21.3% of GDP in the same period in 2019. For the nine months ended September 30, 2020, exports measured at current prices accounted for 31.8% of GDP and imports measured at current prices accounted for 26.7% of GDP compared to 27.9% and 28.4% of GDP for the same period in 2019, respectively.

The following table presents GDP by categories of aggregate demand for the periods indicated:

GDP by Aggregate Demand

(% of GDP, except as indicated)

	Nine months ended September 30,
	2019		2020
Nominal GDP (in billions of Chilean pesos)	Ps.	146,881	Ps.	145,378
Domestic absorption		100.5		94.9
Total consumption		77.7		74.5
Private consumption		63.4		58.8
Government consumption		14.3		15.7
Change in inventories		1.6		0.6
Gross fixed capital formation		21.3		19.9
Exports of goods and services		27.7		33.4
Imports of goods and services		28.4		26.7

Source: Chilean Central Bank.

Principal Sectors of the Economy

The following table presents changes in real GDP by sector for the period indicated:

Change in Real GDP by Sector

(% change from same period in previous year, except as indicated)

	Nine months ended September 30, 2020
Primary sector		0.2
Agriculture, livestock and forestry		(4.2)
Fishing		(5.6)
Mining		1.8
Copper		1.2
Other		7.4
Manufacturing sector		(5.8)
Foodstuffs, beverages and tobacco		(2.0)
Textiles, clothing and leather		(32.8)
Wood products and furniture		(8.5)
Paper and printing products		(2.2)
Chemicals, petroleum, rubber and plastic products		(10.0)
Non-metallic mineral products and base metal products		(11.2)
Metal products, machinery and equipment and miscellaneous manufacturing		(4.4)
Services sector		(9.3)
Electricity, oil and gas and water		(0.6)
Construction		(15.3)
Trade and catering		(12.7)
Transport		(21.8)
Communications		(0.7)
Financial services		(2.7)
Housing		(2.9)
Personal services		(19.6)
Public administration		3.0
Subtotal		(7.5)
Net adjustments for payments made by financial institutions, VAT and import tariffs		(9.6)
Total GDP		(7.9)

Real GDP (chained volume at previous year prices, in billions of Chilean pesos)	Ps.	106,448,190

Source: Chilean Central Bank.

The following table presents the components of Chile’s nominal GDP for the periods indicated:

Nominal GDP by Sector

(% of GDP, except as indicated)

	Nine months ended September 30,
	2019	2020
Primary sector	12.8	15.8
Agriculture, livestock and forestry	3.0	3.4
Fishing	0.6	0.6
Mining	9.1	11.8
Copper	8.2	10.8
Other	0.9	1.1
Manufacturing sector	10.2	10.3
Foodstuffs, beverages and tobacco	4.6	4.7
Textiles, clothing and leather	0.1	0.1
Wood products and furniture	0.6	0.6
Paper and printing products	0.9	0.8
Chemicals, petroleum, rubber and plastic products	1.9	2.0
Non-metallic mineral products and base metal products	0.4	0.4
Metal products, machinery and equipment and miscellaneous manufacturing	1.6	1.6
Services sector	68.6	66.0
Electricity, oil and gas and water	2.9	3.2
Construction	6.5	5.7
Trade and catering	11.5	10.5
Transport	5.1	4.5
Communications	2.1	2.0
Financial services	14.9	14.8
Housing	8.4	8.4
Personal services	12.5	12.0
Public administration	4.7	4.9
Subtotal	91.6	92.1
Net adjustments for payments made by financial institutions, VAT and import tariffs	8.4	7.9
Total GDP	100.0	100.0

Nominal GDP (in billions of Chilean pesos)	146,881,214	145,378,128

Source: Chilean Central Bank.

BALANCE OF PAYMENTS AND FOREIGN TRADE

Balance of Payments

Chile’s balance of payment recorded a deficit of US$3.5 billion for the nine months ended September 30, 2020, compared to a deficit of US$1.8 billion for the same period in 2019.

Current Account

Chile’s current account recorded a surplus of US$2.4 billion (1.3% of GDP) for the nine months ended September 30, 2020, compared to a deficit of US$8.6 billion (4.2% of GDP) for the same period in 2019.

The merchandise trade surplus increased to US$12.6 billion for the nine months ended September 30, 2020, from US$2.9 billion for the same period in 2019, driven by a decrease in merchandise imports (US$39.8 billion for the nine months ended September 30, 2020 compared to US$49.6 billion for the same period in 2019).

Capital Account and Financial Account

Chile’s capital account recorded a surplus of US$0.9 million for the nine months ended September 30, 2020, compared to a surplus of US$2.6 million for the same period in 2019.

The financial account registered a deficit of US$1,280 million (0.7% of GDP) for the nine months ended September 30, 2020, compared to a deficit of US$8.8 billion (4.3% of GDP) for the same period in 2019. This decrease in the deficit was mainly due to negative net portfolio investment and negative other investments.

The following table sets forth Chile’s balance of payments for the periods indicated:

Balance of Payments

(in millions of US$)

	Nine months ended September 30,
	2019	2020
Current account
Current account, net	(8,569)	2,400
Goods and services, net	(1,036)	9,167
Merchandise trade balance	2,871	12,597
Exports	52,495	52,439
Imports	49,625	39,843
Services	(3,907)	(3,430)
Credits	7,064	4,965
Debits	10,971	8,395
Income, net	(8,609)	(7,481)
Income from investment	(8,148)	(7,110)
Income from direct investment(1)	(8,146)	(7,116)
Abroad	3,302	2,715
From abroad	11,448	9,831
Income (loss) from portfolio investment	386	82
Dividends	1,697	1,728
Interest	(1,311)	(1,646)
Income (loss) from other investment	(388)	(76)
Credits	722	602
Debits	1,110	679
Current transfers, net	1,076	714
Credits	2,034	1,986
Debits	(958)	(1,272)
Capital and financial accounts
Capital and financial accounts, net	(8,769)	(1,279)
Capital account, net	3	1
Financial account, net	(8,772)	(1,280)
Direct investment, net	(3,586)	(1,620)
Direct investment abroad	6,747	5,353
Shares and other capital	5,028	2,201
Earnings reinvested	2,911	2,304
Debt instruments(2)	(1,193)	848
Direct investment to Chile	10,333	6,974
Shares and other capital	5,454	4,631
Earnings reinvested	4,072	1,929
Debt instruments(2)	807	414
Portfolio investment, net	(3,281)	(9,732)
Assets	2,774	(1,770)
Liabilities	6,056	7,962
Financial Derivatives, net	377	(9,732)
Other Investment, net(3)	(496)	2,667
Assets	152	8,711
Commercial credits	(1,006)	(123)
Loans	(251)	(150)
Currency and deposits	1,408	9,028
Other assets	—	(44)
Liabilities	647	(2,229)
Commercial credits	(936)	(1,026)
Loans(3)	1,700	(902)
Currency and deposits	(117)	(300)
Other liabilities	—	—
Assets in reserve, net	(1,785)	(3,534)
Errors and omissions, net	(205)	(3,680)
Financial account (excluding change in reserves)	(8,772)	(1,280)

Total balance of payments	(1,785)	(3,534)

(1)	Includes interest.
(2)	Includes trade credits, loans, currency and deposits.
(3)	Short term net flows.

Source: Chilean Central Bank.